Exhibit 10.1

June 1, 2020

GESCHÄFTSFÜHRER- DIENSTVERTRAG	MANAGING DIRECTOR SERVICE CONTRACT

zwischen	between

LKQ Europe GmbH Zählerweg 5 6300 Zug Switzerland

- "Gesellschaft" -	- "Company" -

vertreten durch die Gesellschafterversammlung,	represented by its shareholders' meeting,

und	and

Mr. Arnd Franz Brucknerstraße 34 71032 Böblingen Germany

- "Geschäftsführer" -	- "Managing Director" -

wird folgender Geschäftsführerdienstvertrag geschlossen:	The following Managing Director Service Contract is concluded:

Die Gesellschafterversammlung der Gesellschaft beabsichtigt, Herrn Arnd Franz zum 1. Juni 2020 (or earlier if agreed upon by Mr. Franz and the Company) zum Geschäftsführer der Gesellschaft zu bestellen. Auf dieser Grundlage schließen die Parteien folgenden Geschäftsführerdienstvertrag:

The shareholders' meeting of the Company intends to appoint Mr Arnd Franz as "managing director" ("Geschäftsführer") of the Company as of June 1, 2020 (or earlier if agreed upon by Mr. Franz and the Company). On this basis, the Parties agree on the following Managing Director Service Contract (hereinafter the "Service Contract"):

1. Aufgabenbereich und Pflichten	1. Position and Scope of Duties

1.1. Herr Franz tritt mit Wirkung zum 01.06.2020 als Chief Executive Officer für LKQ Europa in die Dienste der Gesellschaft ein. In dieser Funktion ist er als Geschäftsführer für die Geschäftsführung der Gesellschaft verantwortlich.

1.1 As of June 1, 2020, Mr. Franz shall be employed by the Company as Chief Executive Officer for LKQ Europe. In such capacity he will be in charge of the management of the Company as registered managing director ("Geschäftsführer").

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1.2 Die Gesellschafterversammlung behält sich das Recht vor, weitere Geschäftsführer zu bestellen und/oder dem Geschäftsführer andere oder weitere Tätigkeiten sowie Verantwortungsbereiche zuzuweisen. Dies schließt das Recht ein, den Geschäftsführer an einen anderen Ort zu versetzen oder ihm andere zumutbare Tätigkeiten zuzuweisen. Dies schließt zudem die Pflicht des Geschäftsführers ein, während der Dauer dieses Geschäftsführeranstellungsvertrags die Bestellung als Geschäftsführer, Vorstand oder Aufsichtsratsmitglied in konzernabhängigen Unternehmen oder Beteiligungen der LKQ Europa-Gruppe durch die dafür zuständigen Organe anzunehmen, sofern dies auf den Grad der Arbeitsbelastung und die Art der Ausbildung und Tätigkeit des Geschäftsführers für diesen zumutbar ist.	1.2 The shareholders' meeting reserves the right to appoint additional Managing Directors and/or assign different or additional responsibilities to the Managing Director and to determine an allocation of responsibilities. This shall also include the right to require the Managing Director to work at other locations or to perform other reasonable duties. In addition, this shall include the obligation of the Managing Director to accept, during the term of this managing director service agreement, the appointment by authorized bodies as managing director, management board member or supervisory board member in group companies or shareholdings of the LKQ Europe group of companies, provided this is reasonable in light of the workload and the type of professional education and work of the Managing Director.

1.3 Der Geschäftsführer wird seine Pflichten mit der Sorgfalt eines ordentlichen Kaufmanns nach Maßgabe der Gesetze, der Bestimmungen dieses Dienstvertrages, des Gesellschaftsvertrages, der allgemeinen Richtlinien und besonderen Anweisungen der Gesellschafterversammlung sowie der jeweils geltenden Geschäftsordnung für die Geschäftsleitung erfüllen.	1.3 The Managing Director shall perform his duties as Managing Director by observing the diligence of a prudent businessman in accordance with the law, the provisions of this Service Contract, the Company's Articles of Association, the general directives and specific instructions given by the shareholders’ meeting, as well as the Standing Orders for the Management as amended from time to time.

1.4 Der Geschäftsführer berichtet an den Präsidenten und Chief Executive Of-ficer der LKQ Corporation. Der Geschäftsführer stimmt sich mit dem Präsidenten und Chief Executive Officer der LKQ Corporation zu allen Fragen, die über den normalen Geschäftsbetrieb hinausgehen, ab. Im Zweifelsfall hat er schriftliche Weisungen einzuholen.	1.4 The Managing Director shall report to the President and Chief Executive Officer of LKQ Corporation. The Managing Director shall consult the President and Chief Executive Officer of LKQ Corporation on any issue that is beyond the ordinary operation of business. In case of doubt, he shall request directions in writing..

1.5 Die Arbeitszeit des Geschäftsführers richtet sich nach den geschäftlichen Erfordernissen. Der Geschäftsführer ist überdies bereit, entsprechend den geschäftlichen Erfordernissen Dienstreisen innerhalb und außerhalb der Schweiz und Europa vorzunehmen.	1.5 The Managing Director shall work whatever hours are required to properly perform his duties. Furthermore, the Managing Director is prepared to undertake business trips within and outside of Switzerland and Europe as business requires.

1.6 Die Gesellschaft stellt dem Geschäftsführer im Raum Zugt einen Büroarbeitsplatz nebst Assistenz zur Verfügung.	1.6 The Company shall provide the Managing Director in or around Zug with office space and assistance.

2. Nebentätigkeiten, Wettbewerbsverbot	2. Other Activities, Non-Compete Covenant

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2.1 Der Geschäftsführer verpflichtet sich, seine ganze Arbeitszeit und Arbeitskraft der Gesellschaft zu widmen. Dem Geschäftsführer ist während der Dauer dieses Vertrages jede entgeltliche oder unentgeltliche Nebentätigkeit für sich oder Dritte untersagt, es sei denn, es liegt eine ausdrückliche schriftliche Zustimmung oder eine Anweisung der Gesellschafterversammlung vor. Der Geschäftsführer erhält hiermit die Zustimmung zukünftig weiterhin als Vorsitzender / Mitglied des Beirats der J.W. Froehlich Maschinenfabrik GmbH sowie als Gesellschafter und Aufsichtsratsmitglied der Franz Propriedades Lda. und der Quinta do Cabo Guesthouse Lda. tätig zu sein.
2.1 The Managing Director shall devote his full working time and ability to the business of the Company. For the duration of this Service Contract, any other activity, be it with or without remuneration, is subject to the explicit prior written consent or an instruction of the shareholders' meeting. The Managing Director is granted permission to continue to act as chairman/member of the board of directors of J.W. Froehlich Maschinenfabrik GmbH as well as shareholder and non-executive director of Franz Propriedades Lda. and Quinta do Cabo Guesthouse Lda.

2.2 Wettbewerbsverbot: Der Geschäftsführer verpflichtet sich, für die Dauer dieses Vertrags ohne vorherige schriftliche Zustimmung der Gesellschafterversammlung in keiner Weise für ein direktes oder indirektes Konkurrenzunternehmen der Gesellschaft oder eines mit der Gesellschaft verbundenen Unternehmens tätig zu werden oder sich mittelbar oder unmittelbar an einem solchen zu beteiligen sowie Geschäfte für eigene oder fremde Rechnung auf dem Arbeitsgebiet der Gesellschaft zu machen.	2.2 Non-compete covenant: Without prior written approval of the shareholders' meeting, the Managing Director shall not, for the duration of this Contract, act for or directly or indirectly participate in a company that is directly or indirectly competing with the Company or an affiliate of the Company; neither shall the Managing Director perform any business activities on its own or a third party's behalf in the Company's field of activity.

Das Wettbewerbsverbot gilt nicht für Beteiligungen an Unternehmen von bis zu 5% in Gestalt von Wertpapieren, die an Börsen gehandelt und die zum Zwecke der Kapitalanlage erworben werden.	The non-compete covenant shall not exclude shareholdings in companies of up to 5% in the form of stock that is traded at a stock exchange and acquired as capital investment.

Für jeden Fall des Verstoßes gegen das Wettbewerbsverbot zahlt der Geschäftsführer der Gesellschaft eine Vertragsstrafe in Höhe eines 1/12 des Jahresgrundgehalts. Die Vertragsstrafe tritt neben die übrigen Ansprüche der Gesellschaft aus der Wettbewerbsvereinbarung. Bei einen andauernden Wettbewerbsverstoß (z.B. in Form der Eingehung eines Dienst- oder Anstellungsverhältnisses) (sog. "Dauerverstoß") gilt die Tätigkeit während eines Monats als jeweils selbständiger Verstoß i.S.v. Satz 1.
For each case of a violation of the non-compete covenant the Managing Director shall pay to the Company a contractual penalty of 1/12 of the annual base salary. The contractual penalty shall be in addition to other rights and claims the Company has in conjunction with the non-compete agreement. In case of an ongoing violation of the non-compete covenant (e.g., by entering into a service or employment relationship) (so-called "Continuing Violation") the activity during each month shall be considered a separate violation in accordance with sentence 1 above.

3. Zustimmungsbedürftige Geschäfte	3. Transactions Subject to Consent

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3.1 Der Geschäftsführer ist zur Vornahme aller Rechtsgeschäfte und Rechtshandlungen berechtigt, die im Rahmen der gewöhnlichen Tätigkeit der Gesellschaft erforderlich sind.	3.1 The Managing Director shall have signing authority for all business transactions necessary in the Company’s ordinary course of business.

3.2 Für alle Geschäfte, die über die gewöhnliche Tätigkeit hinausgehen, bedarf der Geschäftsführer der schriftlichen Zustimmung der Gesellschafterversammlung. Die Bestimmungen der Geschäftsordnung der Gesellschaft finden Anwendung auf diesen Dienstvertrag. Zustimmungsbedürftig sind insbesondere:	3.2 For all business transactions beyond the ordinary business, the Managing Director shall obtain the prior written approval of the quotaholders' meeting. The provisions of the Company’s internal rules apply to this Service Contract. The following provisions represent transactions which require prior quotaholder approval in any event:

(a) alle Verfügungen über Grundstücke, Rechte an einem Grundstück oder Rechte an einem Grundstücksrecht, die Verpflichtung zur Vornahme derartiger Verfügungen;	(a) all transactions related to real estate, rights related to real estate and transactions creating an obligation concerning real estate;

(b) die Veräußerung des Unternehmens im Ganzen oder die Veräußerung und Aufgabe von Betrieben;	(b) the sale of the assets of the Company as a whole or the sale or closure of businesses.

(c) der Erwerb anderer Unternehmen, der Erwerb, die Änderung oder Kündigung von – auch stillen – Beteiligungen einschließlich des Erwerbs von Geschäftsanteilen der Gesellschaft sowie der Abtretung eigener Geschäftsanteile der Gesellschaft; ferner die Stimmabgabe in Beteiligungsgesellschaften;

(c) the acquisition of other businesses, the acquisition or alteration of shareholding (including dormant equity holding) including the acquisition of shares in the Company, the transaction of shares in the Company. The exercise of voting rights in other group companies.

(d) der Abschluss, die Änderung und die Kündigung von Verträgen über Organschaften, Poolungen und Kooperationen;	(d) the execution, alteration and termination of agreements related to affiliation pooling agreements and cooperations with other group companies.

(e) der Abschluss, die Änderung und die Kündigung von Lizenzverträgen;	(e) the execution, alteration or termination of licensing agreements.

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(f) Anschaffungen und Investitionen, wenn die Anschaffungs- oder Herstellungskosten CHF 250.000 im Einzelfall, falls nicht budgetiert, und CHF 500.000 im Einzelfall, falls budgetiert, übersteigen;	(f) purchases and investments if the investment or production costs exceed CHF 250,000 per case if unbudgeted or CHF 500,000 per case if budgeted.

(g) die wesentliche Änderung der hergebrachten Art der Verwaltung, der Organisation, der Produktion oder des Vertriebs, ferner die Einstellung oder wesentliche Einschränkungen betriebener Geschäftszweige und die Aufnahme neuer Geschäftszweige;

(g) the significant change of the administration, organization, production and sales distribution. The stopping or significant reduction of parts of the Company’s business fields or the start of new business fields.

(h) die Erteilung von Schenkungsversprechen sowie die Hingabe nicht marktüblicher Geschenke;	(h) giving presents or making commitments to give presents outside the market practice.

(i) Vereinbarungen mit nahen Angehörigen von Gesellschaftern oder Geschäftsführern und mit Gesellschaften, an denen die Gesellschafter oder Geschäftsführer oder ihre Angehörigen nicht nur unwesentlich beteiligt sind.

(i) transactions with close relatives of shareholders or managing directors or with companies in which the Company, its shareholders or managing directors or their close relatives have a business interest which is not minor in nature.

4. Vergütung	4. Remuneration

4.1 Der Geschäftsführer erhält ein jährliches Grundgehalt in Höhe von CHF 600.000,00 brutto. Das Grundgehalt wird dem Geschäftsführer in zwölf gleichen Anteilen jeweils rückwirkend am Monatsende nach Einbehalt von Steuern und Sozialversicherungsbeiträgen ausgezahlt.	4.1 The Managing Director shall be entitled to an annual gross base salary in the amount of CHF 600,000.00 The base salary shall be paid to the Managing Director in twelve equal installments in arrears at the end of each calendar month after deduction of taxes and social security contributions.

4.2 Mit Zahlung der vorstehenden Grundvergütung ist die gesamte Tätigkeit des Geschäftsführers für die Gesellschaft und alle Konzerngesellschaften abgegolten. Ein Anspruch auf zusätzliche Vergütung für Mehr-, Samstags-, Sonntags- oder Feiertagsarbeit besteht nicht.	4.2 Upon payment of the above-mentioned base salary, all activities performed by the Managing Director under this Service Contract shall be compensated. This also applies to activities for the benefit of other companies of the group. There are no further entitlements to compensation for overtime, work on Saturdays, Sundays, public holidays or at night.

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4.3 Ab 2020 hat der Geschäftsführer Anspruch auf einen Bonus in Höhe von 30% bei Erreichung des Schwellenwerts, 60% bei voller Zielerreichung und maximal 120%. Der auf Grundlage des Bonusprogramms zu errechnende Bonusbetrag entspricht dabei dem betreffenden Prozentsatz des gewichteten Durchschnitts des dem Geschäftsführer für das jeweilige Bonusjahr gezahlten Bruttogrundgehalts. Der Bonusplan des Geschäftsführers sowie die darin enthaltenen Leistungsvorgaben und Ziele basieren auf der konsolidierten Ertragslage von LKQ Europa 80%(bewertet nach Maßgabe von US GAAP und für außergewöhnliche Ereignisse angepasst nach billigem Ermessen des Gesellschafters) und 20% basierend auf den Leistungsvorgaben und Zielen von LKQ Corporation und sollen dem Geschäftsführer innerhalb des ersten Quartals des Bonusjahres mitgeteilt werden.

4.3 Beginning in 2020, the Managing Director shall be eligible for an annual bonus of 30% at threshold, 60% at target and 120% at maximum. Awards under the bonus program shall be calculated as a percentage of the weighted average of the Managing Director's base salary for the respective bonus year. The Managing Director's bonus plan and the performance measures and targets included in such plan shall be based on the consolidated financial performance of LKQ Europe 80% (as measured using US GAAP and as adjusted for unusual items as determined reasonably by the shareholder) and 20% based on the performance of LKQ Corporation and shall be communicated to the Managing Director in the first quarter of the respective bonus year.

4.4 Die Gesellschaft behält sich vor, die Bonusregeln, insbesondere die Ziele aus betrieblichen oder wirtschaftlichen Gründen oder aufgrund der Leistung des Geschäftsführers zu ändern, es sei denn, eine solche Änderung ist dem Geschäftsführer unzumutbar. Als wirtschaftliche oder betriebliche Gründe gelten insbesondere die wirtschaftliche Entwicklung und Lage der Gesellschaft und von LKQ Europa sowie die Änderung oder Neueinführung von Produktlinien bzw. deren Preisgestaltung oder der Vertriebsgebiete oder Änderungen der gesellschaftsrechtlichen bzw. Gruppenstruktur von LKQ Europe aufgrund von Fusionen und Übernahmen, Akquisitionen, Veräußerungen oder gesellschaftsrechtlichen Reorganisationen.	4.4 The Company reserves the right to amend the bonus rules, in particular the targets, for economic or business reasons, or based on the performance of the Managing Director, unless such an amendment cannot be reasonably expected of the Managing Director. Economic or business reasons are, in particular, the economic development and circumstances of the Company and LKQ Europe as well as the modification of existing product lines or the introduction of new product lines or their pricing or of the sales territories or changes to the corporate / group structure of LKQ Europe due to mergers and acquisitions, divestitures or corporate reorganizations.

Hierbei wird eine Änderung der Bonusregeln nicht zu einer Reduzierung der in den letzten drei Jahren auf Grundlage des vorliegenden Vertrages durchschnittlich bezogenen Gesamtvergütung des Geschäftsführers um mehr als 5% führen.
An amendment of the bonus rules will not result in a reduction of the average total remuneration received by the Managing Director in the last three years based on this Agreement by more than 5%.

5. Krankenversicherung und Unfallversicherung, betriebliche Altersversorgung	5. Medical Insurance and Accident Insurance, Company Pension

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5.1 Die Gesellschaft trägt die Hälfte der gesetzlich abzuführenden Sozialversicherungsbeiträge einschließlich der Beiträge für Arbeitslosen-, Kranken- und Pflegeversicherung. Sofern der Geschäftsführer eine private Krankenversicherung anstelle der gesetzlichen Krankenversicherung wählt, trägt die Gesellschaft die Hälfte der Beiträge bis zur Höhe dessen, was die Gesellschaft als ihren Anteil zur gesetzlichen Krankenversicherung des Geschäftsführers tragen müsste.	5.1 In addition, the Company shall pay half of the mandatory social security contributions, including contributions to state unemployment insurance, health insurance and nursing care insurance. In case the Managing Director opts for a private health insurance instead of the statutory health insurance, the Company will bear half of the contributions to the Managing Director’s private health insurance up to a maximum of the amount which it would have to pay for the statutory health insurance.

5.2 Die Gesellschaft wird zu Gunsten des Geschäftsführers eine Unfallversicherung abschließen und während der Vertragslaufzeit die Versicherungsprämien zahlen. Die Deckungssummen betragen CHF 750.000 bei Invalidität und CHF 1.000.000 bei Tod. Im Todesfall erfolgt die Auszahlung an die Erben des Geschäftsführers. Der Geschäftsführer verpflichtet sich, an erforderlichen medizinischen Untersuchungen teilzunehmen und solche Angaben zu machen, die erforderlich sind, damit die Gesellschaft den Versicherungsschutz zu angemessenen Kosten erhalten kann.	5.2 The Company shall provide accident insurance cover for benefit of the Managing Director and shall pay the insurance premium during the contract period. The amount insured shall be CHF 750,000 in case of incapacity to work and CHF 1,000,000 in the case of death. In case of death, the amount shall be paid to the Managing Director’s heirs. The Managing Director agrees to cooperate with any medical examinations or other disclosures required for the Company to obtain such insurance at a reasonable cost.

5.3 Die Gesellschaft erteilt dem Geschäftsführer eine Zusage auf betriebliche Altersversorgung und leistet hierfür einen jährlichen Beitrag in Höhe von CHF 109.000,00 brutto. Sie soll Alters-, Hinterbliebenen- und Invaliditätsleistungen umfassen.	5.3 The Company shall set up a pension plan for the Managing Director and pay an annual contribution of CHF 109,000.00 gross into this pension plan. The plan shall provide for retirement, survivors and disability benefits.

5.4 Der Geschäftsführer wird von der D&O Versicherung der LKQ Corporation abgedeckt.	5.4 The Managing Director will be covered by LKQ Corporation's D&O insurance.

6. Erstattung von Auslagen	6. Reimbursement for Expenses

Reisekosten und sonstige notwendige Auslagen, die der Geschäftsführer im Interesse der Gesellschaft aufwendet, werden dem Geschäftsführer auf Nachweis im Rahmen der jeweils geltenden Richtlinien der Gesellschaft erstattet.	Travel expenses and other necessary expenses reasonably incurred by the Managing Director in furtherance of the Company's business shall be reimbursed upon receipt according to the guidelines of the Company in force from time to time.

7. Dienstwagen	7. Company Car

7.1 Die Gesellschaft wird dem Geschäftsführer gemäß ihren jeweils geltenden Richtlinien einen "full size" Dienstwagen zur geschäftlichen und privaten Nutzung zur Verfügung stellen. Die Gesellschaft behält sich vor, ein gewährtes Fahrzeug durch ein anderes, gleichwertiges Fahrzeug zu ersetzen.	7.1 The Company shall provide the Managing Director in accordance with its Company Regulation in force from time to time with a full size executive company car for business and private use. The Company reserves the right to substitute any provided car with another car equal in value.

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Der Wert der privaten Nutzung pro Kalendermonat stellt eine zusätzliche Vergütung dar, die der Geschäftsführer zu versteuern hat und auf dem Sozialversicherungsbeiträge geschuldet sind.	The value of private use per calendar month is considered additional compensation to the Managing Director, which will be subject to wage withholding tax and social security contributions.

Unterhalts- und Betriebskosten des Dienstwagens werden von der Gesellschaft getragen, wobei der Geschäftsführer die entsprechenden Beträge zu verauslagen und der Gesellschaft aussagekräftige Belege vorzulegen hat. Von der Übernahme der Betriebskosten ausgenommen sind die Treibstoffkosten für Urlaubsfahrten.
The costs of maintenance and use of the company car shall be borne by the Company. The Managing Director shall advance the relevant amounts of money and present receipts to the Company. Not included in the costs of use borne by the Company are fuel costs for vacation trips.

7.2 Im Falle der Abberufung des Geschäftsführers sowie im Falle seiner Freistellung wird er den Dienstwagen ohne Aufforderung an die Gesellschaft zurückgeben; ein Zurückbehaltungsrecht steht ihm nicht zu. Bei Abberufung des Geschäftsführers besteht die Rückgabepflicht unabhängig davon, ob zugleich das Dienstverhältnis endet. Mit der Abberufung oder der Freistellung des Geschäftsführers endet in jedem Fall das Recht zur Privatnutzung. Dem Geschäftsführer steht hinsichtlich des Dienstwagens, insbesondere für den Verlust des geldwerten Vorteils der privaten Nutzung, kein Ersatz- bzw. Entschädigungsanspruch zu.
7.2 In case of revocation of the appointment as Managing Director, and in the event of release from his duties, the Managing Director shall return the company car to the Company without solicitation; he shall have no right of retention. In case of revocation, he is obliged to return the company car irrespective of whether the Service Contract ends at the same time. In case of revocation or release from work, the Managing Director shall lose the entitlement to use the company car for private purposes in any event. The Managing Director shall have no entitlement to compensation and no right to a replacement, in particular for the loss of cash value of the private use regarding the company car.

8. Arbeitsverhinderung	8. Inability to Perform Duties

8.1 Der Geschäftsführer ist verpflichtet, der Gesellschaft jede Arbeitsverhinderung, ihre voraussichtliche Dauer und ihre Gründe unverzüglich anzuzeigen. Dauert eine Arbeitsunfähigkeit wegen Krankheit länger als drei Kalendertage, hat der Geschäftsführer eine ärztliche Bescheinigung über das Bestehen der Arbeitsunfähigkeit sowie deren voraussichtliche Dauer spätestens an dem darauffolgenden Arbeitstag vorzulegen.	8.1 In case the Managing Director shall be unable to perform his duties under this Service Contract, be it for health or other reasons, he shall inform the Company immediately. This obligation to inform also applies to the estimated duration and the reasons for the inability to perform duties. In case of sickness lasting longer than three calendar days, the Managing Director is obliged to submit a medical certificate on his incapacity to work and its prospective duration not later than on the following working day.

8.2 Ist der Geschäftsführer krankheits-bedingt an der Leistung der nach diesem Dienstvertrag erforderlichen Dienste gehindert, wird die Gesellschaft für einen Zeitraum von bis zu zwölf Monaten, beginnend mit dem ersten Tag der Arbeitsverhinderung, sein Grundgehalt und seinen Jahresbonus fortzahlen, sofern dieser Dienstvertrag nicht früher endet.	8.2 If the Managing Director is prevented from carrying out his duties under this Service Contract due to illness, he shall continue to be entitled to payment of his base salary and annual bonus for a period of up to twelve months beginning on the first day of his inability to work, provided that this Service Contract does not end earlier.

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9. Urlaub	9. Vacation

9.1 Der Geschäftsführer hat einen Urlaubsanspruch von 30 Arbeitstagen pro Jahr; Samstage gelten nicht als Arbeitstage.	9.1 The Managing Director shall be entitled to an annual vacation of 30 working days. Saturdays are not considered working days.

9.2 Der Zeitpunkt des Urlaubs ist unter Berücksichtigung der betrieblichen Notwendigkeiten und der persönlichen Wünsche des Geschäftsführers in Abstimmung mit der Gesellschafterversammlung und den weiteren Geschäftsführern, soweit vorhanden, festzulegen.	9.2 The time of vacation shall be determined in agreement with the quotaholders' meeting and the other managing directors, if any, thereby taking into consideration the necessities of the Company and the personal wishes of the Managing Director.

9.3 Das Urlaubsjahr beginnt am 1. Januar und endet am 31. Dezember eines jeden Jahres. Urlaubsansprüche entstehen monatlich anteilig während eines Kalenderjahres. Dies gilt auch für das Jahr, in dem der Geschäftsführer ausscheidet. Urlaubsentgelt, das die Gesellschaft für im Jahr des Ausscheidens genommene, dem Geschäftsführer nicht zustehende Urlaubstage gezahlt hat, hat der Geschäftsführer zu erstatten.	9.3 The vacation year runs from January 1st to December 31st of each year. Vacation entitlement accrues pro rata month by month through the calendar year. This also applies to the year in which the Managing Director Service Agreement terminates. The Managing Director has to reimburse any vacation pay he received for vacation taken during the year of his leaving without being entitled to it.

9.4 Urlaub, der während eines Kalenderjahres nicht genommen wird, kann in das darauffolgende Kalenderjahr übertragen werden, wenn die Gesellschaft dem zustimmt oder wenn der Urlaub im vorhergehenden Jahr nicht genommen werden konnte, weil geschäftliche Angelegenheiten der Gesellschaft die Anwesenheit des Geschäftsführers erforderlich machten. Urlaub, der nach dieser Regel nicht übertragen werden kann, verfällt zum 31. Dezember. Übertragener Urlaub muss bis zum 31. März des folgenden Kalenderjahres genommen werden, anderenfalls verfällt er. Der Geschäftsführer hat keinen Anspruch auf Abgeltung verfallenen Urlaubs, sofern nicht der Urlaub auf ausdrücklichen Wunsch der Gesellschaft nicht genommen wurde.
9.4 Vacation not taken during the calendar year may only be carried forward to the next calendar year with the approval of the Company or if they could not be taken in the preceding year due to the business of the Company requiring the presence of the Managing Director. Vacation, which cannot be carried forward according to this rule lapse effective on December 31. Vacation carried forward must be taken by March 31 of the following calendar year or the vacation entitlement lapses. The Managing Director shall have no entitlement to payment in lieu of vacation entitlements, which have lapsed unless the vacation was not taken due to a specific request of the Company.

10. Geheimhaltung	10. Confidentiality

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10.1 Der Geschäftsführer verpflichtet sich, alle ihm anvertrauten oder sonst bekannt gewordenen geschäftlichen, betrieblichen oder technischen Informationen, die sich auf die Gesellschaft sowie alle übrigen Konzerngesellschaften beziehen und vertraulichen Charakter haben, Dritten nicht zu offenbaren und nicht für seine eigenen Zwecke zu verwenden. Dies gilt insbesondere hinsichtlich der Einzelheiten der Betriebsorganisation, hinsichtlich der Beziehungen zu Kunden und Auftraggebern und des technischen Know-how. Diese Verpflichtung gilt sowohl während der Dauer dieses Dienstverhältnisses als auch nach seiner Beendigung.	10.1 The Managing Director shall not disclose to any third party, or use for personal gain, any confidential, technical, or other business information which has been entrusted to him, or which has otherwise become known to the Managing Director and which relates to the Company or to any other affiliated company. In particular, any information concerning the organization of the business may not be disclosed, nor any knowledge of relationships with clients and customers and the Company’s technical know-how. This obligation shall not expire upon termination of this Service Contract but shall continue to remain in force thereafter.

10.2 Geschäftliche Unterlagen aller Art, einschließlich der auf dienstliche Angelegenheiten und Tätigkeiten sich beziehenden persönlichen Aufzeichnungen, sind sorgfältig aufzubewahren und dürfen nur zu geschäftlichen Zwecken verwendet werden. Das Anfertigen von Abschriften oder Auszügen sowie das Kopieren von Zeichnungen, Kostenberechnungen, Statistiken und anderen Geschäftsunterlagen sind nur für dienstliche Zwecke zulässig.
10.2 Business records of any kind, including personal notes concerning Company affairs and activities, shall be carefully kept and used for business purposes only. No copies or extracts or duplicates of drawings, calculations, statistics and the like, or any other business records or documents may be made for purposes other than for the Company’s business.

11. Herausgabepflichten	11. Obligation to Return Company Items

11.1 Der Geschäftsführer ist verpflichtet, auf Verlangen der Gesellschaft jederzeit, im Falle seiner Abberufung sowie im Falle seiner Freistellung ohne Aufforderung, alle der Gesellschaft oder einer anderen mit der Gesellschaft verbundenen Gesellschaft zustehenden Gegenstände am Geschäftssitz der Gesellschaft zu Händen eines anderen Geschäftsführers, soweit vorhanden, oder jedes anderen Mitarbeiters der Unternehmensgruppe, der von der Gesellschafterversammlung bestimmt wurde, zurückzugeben, insbesondere:
11.1 In the event the Managing Director is removed and released from his duties, he shall return all items belonging to the Company or any other affiliated company at the location of its business offices to the attention of another Managing Director or of any other employee of the Group which has been authorized by the quotaholders' meeting, at any time upon request of the Company and, without solicitation. Items include in particular:

das Dienstfahrzeug, in ordnungsgemäßem Zustand nebst sämtlichen Papieren und Schlüsseln;	the company car in proper condition, including all documents and keys;
Kreditkarten;	credit cards;
Büroschlüssel;	office keys;
sämtliche Geschäftsunterlagen und Kopien hiervon, gleich auf welchem Datenträger;	all business documents and copies thereof, irrespective of the data carrier;
Mobiltelefon;	cellular phone;
Computer und Zubehör.	computer and utilities.

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11.2 Der Geschäftsführer hat kein Zurückbehaltungsrecht an vorgenannten Gegenständen.	11.2 The Managing Director shall have no right of retention to the above-mentioned items.

12. Vertragsdauer und Kündigung	12. Term of Contract and Notice

12.1 Dieser Dienstvertrag ist für eine feste Laufzeit bis zum 31. Dezember 2023 abgeschlossen und kann während dieser Zeit durch die Parteien nicht ordentlich gekündigt werden. Die Parteien werden spätestens sechs Monate vor Ablauf der Befristung Verhandlungen über eine 5-jährige Verlängerung des Vertrages aufnehmen.

12.1 This Service Contract is concluded for an fixed term until December 31, 2023, and during that time cannot be terminated with notice by the parties. Not later than six months before expiration of the fixed term, the parties shall enter into discussions about a 5-year extension of the Contract.

12.2 Ungeachtet der Regelung in Ziffer 12.1 endet das Dienstverhältnis, ohne dass es einer Kündigung bedarf, spätestens mit Ablauf des Monats, in dem der Geschäftsführer das gesetzliche Rentenalter erreicht oder erstmals eine Altersrente oder eine unbefristete Rente wegen voller Erwerbsminderung bezieht, je nachdem, welches Ereignis früher eintritt.	12.2 Irrespective of the provision in Section 12.1, the service relationship shall end without the need to give notice not later than the expiry of the month during which the Managing Director reaches the legal retirement age, or the month during which the Managing Director receives state old age pension or unlimited pension for full reduction in earning capacity, whichever occurs first.

12.3 Im Falle der Abberufung des Geschäftsführers ist die Gesellschaft berechtigt, den Geschäftsführer durch einseitige Erklärung für die Restlaufzeit dieses Dienstvertrages von seinen Dienstpflichten unter Fortzahlung seines Grundgehaltes zu entbinden. Sonstige Leistungen werden während der Freistellungsphase nicht gewährt. Die Freistellung erfolgt unter Anrechnung von etwaigen Resturlaubs- und sonstigen Freistellungsansprüchen. Der Resturlaub wird mit dem auf die Freistellung folgenden Tag angetreten und zusammenhängend genommen. Danach muss sich der Geschäftsführer gegenüber seinem Vergütungsanspruch dasjenige anrechnen lassen, was er durch anderweitigen Einsatz seiner Arbeitskraft verdient oder böswillig zu verdienen unterlässt. Der Geschäftsführer hat der Gesellschaft im Falle der Freistellung unaufgefordert mitzuteilen, ob und in welcher Höhe er Arbeitsentgelt neben der Vergütung erhält, die ihm die Gesellschaft zahlt. Auf Verlangen sind die Angaben durch Vorlage prüfbarer Unterlagen zu belegen. Nicht anrechenbar sind Vergütung bzw. Einkünfte, die der Geschäftsführer erzielt durch die Fortführung von Nebentätigkeiten, denen nach Ziffer 2.1 zugestimmt wurde.	12.3 In case the Managing Director has been revoked as managing director, the Company is entitled to unilaterally release the Managing Director from his duty to work for the remaining term of this Service Contract, whilst continuing to pay his base salary. Other payments shall not be made during the period of release. Any unused vacation entitlements and other entitlements to paid time-off shall be deemed to be compensated by such period of release. The unused vacation shall be taken from the first day after the release on without interruption. After the vacation, any earnings the Managing Director receives from other employment and any salary he maliciously refrains from earning, shall be deducted from his salary. In case of a release from work, the Managing Director must without being asked, inform the Company of any remuneration he obtains apart from the salary he receives from the Company. This duty to inform also includes the amount of the remuneration. If the Company so requires, the Managing Director has to prove this information by presenting auditable records. Remuneration and Earnings shall not be deducted if they result from side activities approved in accordance with Section 2.1.

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12.4 Die Verpflichtung, vor der Aufnahme einer Nebentätigkeit gemäß Ziffer 2 dieses Dienstvertrages die ausdrückliche Zustimmung der Gesellschafterversammlung einzuholen, sowie die Verpflichtung, das während des Bestehens dieses Dienstvertrages geltende Wettbewerbsverbot einzuhalten, bleiben von der Freistellung unberührt.	12.4 The obligations to seek explicit prior written consent from the quotaholders' meeting in accordance with Section 2 of this Service Contract before taking up any other activity, and to comply with the non-compete covenant effective during the term of this Service Contract, remain unaffected during the period of release.

12.5 Das Recht beider Vertragsparteien zur außerordentlichen fristlosen Kündigung des Dienstvertrages bleibt unberührt.	12.5 Each party's right to terminate the Service Contract for cause without notice of termination in exceptional cases remains unaffected.

12.6 Die Kündigung bedarf der Schriftform.	12.6 Notice of termination must be given in writing.

14. Schlussbestimmungen	14. Final Provisions

14.1 Mit Unterzeichnung dieses Vertrages bestätigt der Geschäftsführer, dass seine Tätigkeit für die Gesellschaft ab dem 1. Juni 2020 keinen vertraglichen oder sonstigen Beschränkungen (z.B. aus nachvertraglichen Wettbewerbsverboten) aus Vereinbarungen mit einem Vorarbeitgeber oder sonstigen Dritten unterliegt.	14.1 By signing this Contract, the Managing Director confirms that his activity for the Company from June 1, 2020 (or earlier if agreed upon by Mr. Franz and the Company) is not subject to any contractual or other limitations (e.g., based on post-contractual non-compete covenants) arising from agreements with a previous employer or other third parties.

14.2 Dieser Dienstvertrag stellt die gesamte Vereinbarung der Parteien dar. Alle etwaigen früheren Arbeits- oder Dienstverträge mit der Gesellschaft sowie mit anderen mit der Gesellschaft verbundenen Gesellschaften werden hiermit ausdrücklich und einvernehmlich zum Anfangsdatum dieses Dienstvertrages nach Ziffer 1.1 aufgehoben bzw. hilfsweise vom Geschäftsführer einseitig gekündigt. Keines der früheren Arbeitsverhältnisse mit der Gesellschaft oder mit anderen mit der Gesellschaft verbundenen Gesellschaften, besteht als ruhendes Arbeitsverhältnis fort.	14.2 This Service Contract represents the entire agreement and understanding of the parties. Any previous employment contracts or service contracts concluded with the Company and with any other affiliated company are hereby cancelled explicitly and by consent of both parties, alternatively terminated unilaterally by the Managing Director, effective to the commencing date of this Service Contract pursuant to Section 1.1. None of any previous employment contract concluded with the Company or any other affiliated company continues to exist as dormant.

14.3 Änderungen oder Ergänzungen dieses Dienstvertrages, einschließlich dieser Schriftformklausel, bedürfen zu ihrer Rechtswirksamkeit der Schriftform.	14.3 Any amendments or additions to this Service Contract, including this clause with respect to written form, are only effective if made in written form.

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14.4 Sollte eine Bestimmung dieses Dienstvertrages unwirksam sein oder werden, berührt dies nicht die Wirksamkeit der übrigen Bestimmungen. Die unwirksame Bestimmung wird durch eine wirksame Bestimmung ersetzt, die in ihrer wirtschaftlichen Wirkung der unwirksamen Bestimmung so nahe wie möglich kommt. Dies gilt auch für eventuelle Regelungslücken.	14.4 If one of the provisions of this Service Contract is held to be invalid, the remaining provisions shall remain valid. The invalid provision shall be replaced by a valid one, which is as close as possible to the economic effect of the invalid provision. The same shall apply in the event that the Service Contract is found to be incomplete.

14.5 Dieser Dienstvertrag und seine Auslegung unterliegen dem Recht der Schweiz.	14.5 This Service Contract shall be governed and construed in accordance with the laws of Switzerland.

14.6 Im Zweifel hat die deutsche Fassung dieses Dienstvertrages Vorrang.	14.6 In case of doubt, the German version of this Service Contract shall prevail.

[Unterschriftenseite folgt / Signature page follows]

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Unterzeichnung / Execution

LKQ Europe GmbH		Arnd Franz
durch/by:
Dominick Zarcone
als bevollmächtigter Vertreter der für die Gesellschaft handelnden Gesellschafterversammlung / as authorized shareholder representative acting on behalf of the shareholders, whereby the shareholders act on behalf of the Company

Ort, Datum / Place, date:		Ort, Datum / Place, date
Unterschrift / Signature:	/s/ Dominick Zarcone	Unterschrift / Signature:	/s/ Arnd Franz

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